Exhibit 99.1

Highpower International Reports Unaudited Second Quarter and First Half 2018 Financial Results

SAN DIEGO, CALIFORNIA and SHENZHEN, China, August 13, 2018 /PRNewswire/ -- Highpower International, Inc. (NASDAQ: HPJ) ("Highpower" or the "Company"), a developer, manufacturer, and marketer of lithium ion and nickel-metal hydride (Ni-MH) rechargeable batteries, battery management systems, and a provider of battery recycling, today announced its financial results for the second quarter ended June 30, 2018.

Second Quarter 2018 Highlights (all results compared to prior year period)

•	Net sales for the second quarter of 2018 increased by 25.6% to $64.9 million from $51.7 million. Excluding the impact of Ganzhou Highpower Technology Co., Ltd. ("GZ Highpower"), net sales increased 32.8% to $64.9 million from $48.9 million.
•	Lithium business net sales increased 31.1% to $48.5 million from $37.0 million.
•	Gross margin decreased to 17.4% of net sales compared to 23.3%. Excluding GZ Highpower, gross margin was 17.4% compared to 23.2%.
•	Net income attributable to the Company decreased 37.9% to net income of $2.7 million, or $0.17 per diluted share, compared to net income attributable to the Company of $4.4 million, or $0.28 per diluted share. Excluding GZ Highpower, net income attributable to the Company was $2.7 million compared to net income attributable to the Company of $4.2 million.

Mr. George Pan, Chairman and CEO of Highpower International, commented, “We are pleased to exceed our top-line guidance for the quarter, driven by growth in both our lithium and Ni-MH businesses. New and existing customers in the high-end consumer product, industrial application, and artificial intelligence product industries in particular grew our lithium business. In addition, our Ni-MH business benefited from increased demand generated by the trend of consumer electronics providers switching from one-time-use batteries to re-chargeable batteries.

“We will continue to drive our business forward in the second half of the year by producing higher quality and safer battery products and services to grow Top-line sales. At the same time, we will manage our prices, operations, and customer expectations to maintain a balance between growth and margins. We remain optimistic about the growth of our industry and our ability to be a leading provider of clean, safe, and efficient power solutions to meet society's needs,” Mr. Pan concluded.

Second Quarter and First Half 2018 Financial Results

Net Sales

Net sales for the second quarter of 2018 increased 25.6% to $64.9 million from $51.7 million in the prior year period. The increase was driven by sales of the Company’s lithium business, which grew 31.1%, or $11.5 million, during the quarter. In addition, sales in the Ni-MH business grew 39.3%, or $4.6 million, year over year. Excluding the impact of GZ Highpower, net sales increased 32.8% to $64.9 million from $48.9 million.

Net sales increased 22.6% to $114.7 million in the first half of 2018 compared to $93.6 million in the first half of 2017. Excluding the impact of GZ Highpower, net sales increased 28.9% to $114.7 million in the first half of 2018.

Gross Profit

Gross profit for the second quarter of 2018 decreased 6.3% to $11.3 million from $12.1 million in the prior year period due to high raw material prices. Gross margin for the second quarter of 2018 was 17.4% compared to 23.3% in the prior year period. Excluding GZ Highpower, gross margin was 17.4% compared to 23.2%.

Gross profit for the first half of 2018 decreased 14.2% to $18.9 million from $22.0 million in the prior year period. Gross margin was 16.5% and 23.5% for first half of 2018 and 2017, respectively. Excluding GZ Highpower, gross margin for the first half of 2018 was 16.5% compared to 23.2% in the prior year period.

Operating Expenses

•	Research and development (R&D) expenses for the second quarter of 2018 were $3.6 million compared to $2.1 million in the prior year period. As a percentage of net sales, R&D expenses increased to 5.5% from 4.1% in the prior year period due to the Company’s continued investments in R&D.

Research and development expenses were $6.2 million, or 5.4% of net sales, for the first half of 2018 compared to $4.0 million, or 4.2% of net sales, for the first half of 2017.

•	Selling and distribution expenses for the second quarter of 2018 were $2.1 million compared to $1.7 million in the prior year period. As a percentage of net sales, selling and distribution expenses remained at 3.3% compared to the prior year period.

Selling and distribution expenses were $4.1 million, or 3.6% of net sales, for the first half of 2018 compared to $3.4 million, or 3.6% of net sales, for the first half of 2017.

•	General and administrative expenses for the second quarter of 2018 were $3.9 million compared to $3.0 million in the prior year period. As a percentage of net sales, general and administrative expenses increased to 6.0% from 5.8% in the prior year period.

General and administrative expenses were $8.0 million, or 7.0% of net sales, for the first half of 2018 compared to $6.1 million, or 6.5% of net sales, for the first half of 2017. The increase was due to the increase of payroll related and amortization of share-based compensation.

Net Income

Net income attributable to the Company for the second quarter of 2018 was $2.7 million compared to $4.4 million in the prior period. Net income attributable to the Company per diluted share for the second quarter of 2018 was $0.17 compared to $0.28 in the prior year period. Excluding GZ Highpower, net income attributable to the Company was $2.7 million compared to $4.2 million in the prior year period.

For the second quarter of 2018, the Company's weighted average diluted shares outstanding used in computing diluted share was 15,629,413.

Net income attributable to the Company for the first half of 2018 decreased to $1.6 million from $7.0 million in the prior year period. Net income attributable to the Company per diluted share for the first half of 2018 decreased to $0.10 from $0.45 in the prior year period. Excluding GZ Highpower, net income attributable to the Company for the first half of 2018 was $1.6 million compared to $6.5 million in the prior year period.

For the first half of 2018 and 2017, the Company's weighted average diluted shares outstanding used in computing diluted share was 15,619,771 and 15,304,773, respectively.

EBITDA

EBITDA for the second quarter of 2018 decreased 23.7% to $5.0 million from $6.5 million in the prior year period. EBITDA for the first half of 2018 decreased by 51.7% to $5.6 million from $11.5 million in the prior year period.

A table reconciling EBITDA to the appropriate GAAP measure is included with the Company's financial information below.

Balance Sheet Highlights
	June 30,	December 31,
($ in millions, except per share data)	2018	2017
	(Unaudited)
	$	$
Cash	$7.3	$14.5
Total Current Assets	$187.6	$156.0
Total Assets	$255.0	$220.3

Total Current Liabilities	$186.8	$152.3
Total Liabilities	$186.8	$153.1
Total Equity	$68.2	$67.2
Total Liabilities and Equity	$255.0	$220.3
Book Value Per Share	$4.38	$4.33

Financial Outlook

For the third quarter of 2018, the Company expects net revenues to grow around 30% year over year. Gross margin is expected to be similar or better than that of the second quarter of 2018.

Conference Call Details

The Company will hold a conference call on August 13, 2018 at 10:00 am Eastern Time or 10:00 pm Beijing Time to discuss the financial results. Participants may access the call by dialing the following numbers:

United States: 877-407-3108

International: 201-493-6797

To listen to the live webcast, please go to www.highpowertech.com and click on the conference call link, or go to https://78449.themediaframe.com/dataconf/productusers/hpj/mediaframe/26046/indexl.html. This webcast will be archived and accessible through the Company's website for approximately 30 days following the call.

About Highpower International, Inc.

Highpower International was founded in 2001 and produces high-quality Nickel-Metal Hydride (Ni-MH) and lithium-based rechargeable batteries used in a wide range of applications such as electric buses, bikes, energy storage systems, power tools, medical equipment, digital and electronic devices, personal care products, and lighting, etc. Highpower's target customers are Fortune 500 companies and top 20 companies in each vertical segment. With advanced manufacturing facilities located in Shenzhen, Huizhou, and Ganzhou of China, Highpower is committed to clean technology, not only in the products it makes, but also in the processes of production. The majority of Highpower International's products are distributed to worldwide markets mainly in the United States, Europe, China and Southeast Asia.

Use of Non-GAAP Measures

The Company has supplemented its reported GAAP (generally accepted accounting principles) financial information with non-GAAP measures. EBITDA was derived by taking earnings before interest expense (net), taxes, depreciation and amortization. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with U.S. GAAP. The Company believes this non-GAAP measure is useful to investors as it provides a basis for evaluating the Company's operating results in the ordinary course of its operations. This non-GAAP measure is not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with its results of operations as determined in accordance with U.S. GAAP and that these measures should only be used to evaluate the Company's results of operations in conjunction with, and not in lieu of, the corresponding GAAP measures. EBITDA is reconciled in the accompanying table to the most directly comparable measure as reported in accordance with GAAP.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results to differ materially from the results expressed or implied by such statements, including, without limitation, fluctuations in the cost of raw materials; our dependence on, or inability to attract additional, major customers for a significant portion of our net sales; our ability to increase manufacturing capabilities to satisfy orders from new customers; our ability to maintain increased margins; our dependence on the growth in demand for smart wearable devices and energy storage systems, and other digital products and the success of manufacturers of the end applications that use our battery products; our responsiveness to competitive market conditions; our ability to successfully manufacture our products in the time frame and amounts expected; the market acceptance of our battery solutions, including our lithium ion batteries; and our ability to continue R&D development to keep up with technological changes. For a discussion of these and other risks and uncertainties see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public filings with the SEC. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

CONTACT:

Highpower International, Inc.

Sunny Pan

Chief Financial Officer

Tel: +86-755-8968-6521

Email: ir@highpowertech.com

Yuanmei Ma

Investor Relations Manager

Tel: +1-909-214-2482

Email: yuanmei@highpowertech.com

ICR, Inc.

Rose Zu

Tel: +1-646-931-0303

Email: ir@highpowertech.com

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Stated in US Dollars)

	June 30,	December 31,
	2018	2017
	(Unaudited)
	$	$
ASSETS
Current Assets:
Cash	7,280,576	14,502,171
Restricted cash	30,159,389	25,953,946
Accounts receivable, net	61,440,575	58,252,999
Amount due from a related party	432,320	1,165,838
Notes receivable	1,611,947	2,606,517
Advances to suppliers	8,031,483	6,050,531
Prepayments and other receivables	9,401,564	4,268,527
Foreign exchange derivative assets	-	236,436
Inventories	69,200,672	42,946,644

Total Current Assets	187,558,526	155,983,609

Property, plant and equipment, net	48,135,151	46,520,776
Long-term prepayments	3,992,080	3,715,445
Land use rights, net	2,564,161	2,639,631
Other assets	747,186	748,431
Deferred tax assets, net	1,219,521	750,267
Long-term investments	10,790,882	9,906,379

TOTAL ASSETS	255,007,507	220,264,538

LIABILITIES AND EQUITY

LIABILITIES
Current Liabilities:
Accounts payable	80,534,723	60,368,012
Deferred government grant	758,059	309,638
Short-term loans	25,080,521	10,128,646
Non-financial institution borrowings	9,069,335	10,756,158
Notes payable	51,710,779	54,859,478
Foreign exchange derivative liabilities	689,790	-
Amount due to a related party	423,236	-
Other payables and accrued liabilities	15,338,570	12,243,345
Income taxes payable	3,225,973	3,609,391

Total Current Liabilities	186,830,986	152,274,668

Income taxes payable, noncurrent	-	777,685

TOTAL LIABILITIES	186,830,986	153,052,353

COMMITMENTS AND CONTINGENCIES	-	-

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Stated in US Dollars)

	June 30,	December 31,
	2018	2017
	(Unaudited)
	$	$
EQUITY
Stockholders’ equity
Preferred stock
(Par value: $0.0001, Authorized: 10,000,000 shares, Issued and outstanding: none)	-	-
Common stock
(Par value: $0.0001, Authorized: 100,000,000 shares, 15,559,658 shares issued and outstanding at June 30, 2018 and 15,509,658 at December 31, 2017, respectively)	1,556	1,551
Additional paid-in capital	13,410,368	12,709,756
Statutory and other reserves	6,549,815	6,549,815
Retained earnings	46,076,947	44,481,568
Accumulated other comprehensive income	2,137,835	3,469,495

TOTAL EQUITY	68,176,521	67,212,185

TOTAL LIABILITIES AND EQUITY	255,007,507	220,264,538

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Stated in US Dollars)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$
Net sales	64,923,960	51,699,930	114,707,413	93,566,778
Cost of sales	(53,614,034)	(39,628,164)	(95,831,160)	(71,560,178)
Gross profit	11,309,926	12,071,766	18,876,253	22,006,600

Research and development expenses	(3,592,760)	(2,137,286)	(6,154,597)	(3,951,216)
Selling and distribution expenses	(2,121,650)	(1,722,910)	(4,096,746)	(3,361,223)
General and administrative expenses	(3,910,188)	(3,016,401)	(8,024,998)	(6,074,963)
Foreign currency transaction gain (loss)	1,670,932	(514,624)	656,239	(828,502)
Total operating expenses	(7,953,666)	(7,391,221)	(17,620,102)	(14,215,904)

Income from operations	3,356,260	4,680,545	1,256,151	7,790,696

Changes in fair value of warrant liability	-	31,811	-	259
Changes in fair value of foreign exchange derivative assets (liabilities)	(1,125,140)	-	(421,425)	-
Government grants	988,679	209,297	1,318,499	558,812
Other income	56,581	67,068	80,142	295,646
Equity in earnings (loss) of investees	160,070	(41,607)	316,320	105,325
Gain on dilution in equity method investee	-	491,325	-	491,325
Interest expenses	(312,814)	(380,531)	(554,666)	(983,848)
Income before taxes	3,123,636	5,057,908	1,995,021	8,258,215

Income taxes expenses	(409,321)	(595,708)	(399,642)	(1,183,473)
Net income	2,714,315	4,462,200	1,595,379	7,074,742

Less: net income attributable to non-controlling interest	-	90,963	-	167,856
Net income attributable to the Company	2,714,315	4,371,237	1,595,379	6,906,886

Comprehensive income
Net income	2,714,315	4,462,200	1,595,379	7,074,742
Foreign currency translation (loss) gain	(4,168,216)	1,508,714	(1,331,660)	1,484,713
Comprehensive (loss) income	(1,453,901)	5,970,914	263,719	8,559,455

Less: comprehensive income attributable to non-controlling interest	-	98,795	-	178,346
Comprehensive (loss) income attributable to the Company	(1,453,901)	5,872,119	263,719	8,381,109

Earnings per share of common stock attributable to the Company
- Basic	0.17	0.29	0.10	0.45
- Diluted	0.17	0.28	0.10	0.45

Weighted average number of common stock outstanding
- Basic	15,556,361	15,317,101	15,533,139	15,218,820
- Diluted	15,629,413	15,479,357	15,619,771	15,304,773

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in US Dollars)

	Six Months Ended June 30,
	2018	2017
	(Unaudited)	(Unaudited)
	$	$
Cash flows from operating activities
Net income	1,595,379	7,074,742
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	3,003,872	2,429,982
(Reversal) allowance for doubtful accounts	(472,799)	17,994
Loss on disposal of property, plant and equipment	159,458	25,218
Deferred tax	(498,878)	263,673
Changes in fair value of foreign exchange derivative assets (liabilities)	955,790	-
Equity in earnings of investees	(316,320)	(105,325)
Gain on dilution in equity method investee	-	(491,325)
Share based compensation	488,117	44,815
Changes in fair value of warrant liability	-	(259)
Changes in operating assets and liabilities:
Accounts receivable	(3,877,577)	4,390,991
Notes receivable	986,591	(1,057,366)
Advances to suppliers	(2,154,883)	-
Prepayments and other receivables	(4,921,059)	(3,799,960)
Amount due from a related party	740,408	5,178,499
Amount due to a related party	-	(1,480,335)
Inventories	(27,915,901)	(9,595,161)
Accounts payable	21,683,401	(494,812)
Deferred government grant	469,895	109,892
Other payables and accrued liabilities	3,578,815	(2,145,295)
Income taxes payable	(1,140,753)	(227,668)
Net cash flows (used in) provided by operating activities	(7,636,444)	138,300

Cash flows from investing activities
Acquisitions of property, plant and equipment	(5,681,723)	(5,199,130)
Payment for long-term investment	(328,927)	-
Net cash flows used in investing activities	(6,010,650)	(5,199,130)

Cash flows from financing activities
Proceeds from short-term loans	15,664,587	2,916,017
Repayments of short-term loans	-	(2,841,696)
Proceeds from non-financial institution borrowings	-	10,200,959
Repayments of non-financial institution borrowings	(1,566,318)	(2,331,648)
Proceeds from notes payable	53,584,205	40,861,835
Repayments of notes payable	(55,920,682)	(31,049,819)
Proceeds from exercise of employee options	-	623,806
Net cash flows provided by financing activities	11,761,792	18,379,454
Effect of foreign currency translation on cash and restricted cash	(1,130,850)	1,387,318
Net (decrease) increase in cash and restricted cash	(3,016,152)	14,705,942
Cash and restricted cash - beginning of period	40,456,117	20,538,033
Cash and restricted cash - end of period	37,439,965	35,243,975

Supplemental disclosures for cash flow information:
Cash paid for:
Income taxes	2,039,273	1,147,467
Interest expenses	1,002,653	948,831
Non-cash transactions
Shares issued for legal case settlement	212,500	-
Offset of deferred income related to government grant and property, plant and equipment	-	85,571

Reconciliation of Net Income (loss) to EBITDA

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$
Net income attributable to the Company	2,714,315	4,371,237	1,595,379	6,906,886

Interest expenses	312,814	380,531	554,666	983,848
Income taxes expenses	409,321	595,708	399,642	1,183,473
Depreciation and Amortization	1,528,644	1,155,648	3,003,872	2,429,982

EBITDA	4,965,094	6,503,124	5,553,559	11,504,189